Exhibit 99.1
Press Release
Georgia-Carolina Bancshares Announces Planned Retirement of President & CEO Patrick G. Blanchard
AUGUSTA, Ga., April 3, 2008 /PRNewswire-FirstCall/ — Georgia-Carolina Bancshares, Inc. , parent company of First Bank of Georgia announced today the planned retirement of Patrick G. Blanchard as President & CEO of Georgia-Carolina Bancshares, Inc, effective May 31, 2008, which follows his 65th birthday.
“Pat Blanchard has been instrumental in the formation and success of Georgia-Carolina Bancshares, Inc. since its formation in 1997, and of its subsidiary, First Bank of Georgia,” stated Samuel A. Fowler, Jr., Chairman of Georgia-Carolina Bancshares, Inc. “His experience and knowledge of the banking industry, his leadership abilities and involvement in civic activities epitomize the term ‘community banking’. His many positions and achievements include the formation and Chief Executive Officer position of three community banks and two bank holding companies headquartered in Augusta, Georgia, past Chair of both the Metro Augusta and Columbia County Chambers of Commerce and past Chair of numerous local charitable organizations. He was named ‘1984 CEO of the Year’ by the Augusta Business Journal, was inducted into the Hall of Fame of the College of Business Administration of Georgia Southern University and was the first inductee into the CSRA Business Hall of Fame in 2003.”
Fowler continued, “Subsequent to his retirement, Mr. Blanchard will continue to serve on both Boards of Directors of Georgia-Carolina Bancshares, Inc. and First Bank of Georgia. In addition, Mr. Blanchard will continue to serve both organizations on a more limited basis. Although Pat’s responsibilities may be reducing at this stage of his life, we still require his counsel and direction as we continue to grow our companies.”
Remer Y. Brinson III, President and CEO of First Bank of Georgia will assume the position of President and CEO of Georgia-Carolina Bancshares, Inc. on May 31, 2008. “Quite frankly, Pat is a banking legend in Augusta and throughout the State of Georgia,” Brinson stated. “His involvement in local charitable and civic causes, statewide and national banking issues through the Community Bankers Association of Georgia, as well as his bank management and business development skills are extremely unique. Pat’s love of hard work, his business ethics and his genuine desire to help others have been an inspiration to all those bankers who have worked with him during these past 35 years.”
Georgia-Carolina Bancshares is a bank holding company with approximately $447 million in assets as of December 31, 2007. The company owns First Bank of Georgia which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.
Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR.
Georgia-Carolina Bancshares, Inc.
CONTACT: Mr. Remer Y. Brinson III, 1-706-731-6600